Exhibit 99


         ENTERTAINMENT PROPERTIES ANNOUNCES SECOND QUARTER 2005 RESULTS

Kansas City, MO, July 28, 2005, -- Entertainment Properties Trust (NYSE:EPR), today announced financial results for the second quarter ended June 30, 2005.

Net income available to common shareholders for the second quarter ended June 30, 2005 increased 39% to $14.4 million from $10.4 million for the same quarter last year. On a per share basis, net income available to common shareholders increased 24% to $0.57 from $0.46 reported in the second quarter of 2004.

Funds From Operations (FFO) for the second quarter 2005 increased 27% to $21.2 million from $16.7 million compared to the same quarter last year. On a fully diluted basis, FFO per share increased 17% to $0.83 per share from $0.71 per share for the same quarter last year.

For the six months ended June 30, 2005, net income available to common shareholders increased 36% to $27.6 million from $20.3 million for the same period last year. On a per share basis, net income available to common shareholders increased 16% to $1.09 from $0.94 a year ago. FFO for the six months ended June 30, 2005 increased 28% to $40.9 million from $32.1 million a year ago. On a fully diluted basis, FFO per share increased 13% to $1.61 per share from $1.43 per share for the same period last year.

INVESTMENT ACTIVITY

Significant transactions completed during the second quarter include:

     On June 1, 2005 a wholly-owned subsidiary of the Company provided a secured mortgage loan of $47 million Canadian to Metropolis Limited Partnership for the purpose of developing a 360,000 square foot entertainment center in the heart of downtown Toronto, Ontario, Canada. This mortgage note receivable accrues interest at 15% and matures in five years. In addition, the Company has an option to purchase a 50% equity interest in the entertainment center.

     On June 28, 2005, the Company completed the acquisition of a megaplex theatre property in Indianapolis, Indiana. The Showplace 12 is operated by Kerasotes Showplace Theatres and was acquired for a total cost (including land and building) of approximately $6.0 million. This theatre is leased under a long-term triple-net lease.

     During the three months ended June 30, 2005, the Company also completed development of a megaplex theatre property in Conroe, Texas. The Grand Theatre 14 is operated by Southern Theatres and was completed for a total development cost (including land and building) of approximately $9.8 million. The land was purchased in 2004 by the Company for $1.8 million. This theatre is leased under a long-term triple-net lease.

DIVIDENDS AND OTHER DEVELOPMENTS

On June 17, 2005 Entertainment Properties declared a regular quarterly dividend of $0.625 per common share, which was paid on July 15, 2005 to common shareholders of record on June 30, 2005. The second quarter cash dividend represents an annualized dividend amount of $2.50 per common share and represents an 11% increase compared to the second quarter last year. The Company also declared and paid a second quarter cash dividend of $0.59375 per share on the 9.5% Series A Preferred Shares and a cash dividend of $0.484375 per share on the 7.75% Series B Preferred Shares issued in January 2005.

Entertainment Properties Trust will hold a quarterly earnings conference call on Friday, July 29, 2005 at 10:00 a.m. Central Time. To participate, please call 800-473-8695. This conference call will be webcast live over the internet from the Company's website at WWW.EPRKC.COM.

                         ENTERTAINMENT PROPERTIES TRUST
                            UNAUDITED FINANCIAL DATA
                      (IN THOUSANDS EXCEPT PER SHARE DATA)



                                                     THREE MONTHS ENDED JUNE 30,          SIX MONTHS ENDED JUNE 30,
                                                       2005              2004              2005              2004
                                                   --------------    --------------    --------------    -------------
Rental revenue                                      $    36,138        $   31,426       $    70,288      $    58,964
Tenant reimbursements                                     3,091             2,583             6,070            4,766
Other income                                              1,073                23             1,887               95
Mortgage financing interest                                 472                -                472               -
                                                   --------------    --------------    --------------    -------------
             Total revenue                               40,774            34,032            78,717           63,825

Property operating expense                                3,749             3,067             7,613            5,891
Other operating expense                                     516                -              1,163               -
General and administrative expense, excluding
   amortization of non-vested shares below                1,899             1,486             3,179            2,606
Costs associated with loan refinancing                       -              1,134                -             1,134
Interest expense, net                                    10,239            10,026            19,761           18,844
Depreciation and amortization                             6,832             5,955            13,370           11,016
Amortization of non-vested shares                           405               340               858              680
                                                   --------------    --------------    --------------    -------------

             Income before income from joint
             ventures and minority interests             17,134            12,024            32,773           23,654

Equity in income from joint ventures                        188               182               362              310
Minority interests                                           -               (490)               -              (919)
                                                   --------------    --------------    --------------    -------------

             Net income                             $    17,322        $    11,716       $   33,135        $  23,045


Preferred dividend requirements                          (2,916)           (1,366)           (5,522)          (2,731)
                                                   --------------    --------------    --------------    -------------
             Net income available to
             common shareholders                    $    14,406        $    10,350       $    27,613       $  20,314
                                                   ==============    ==============    ==============    =============


Net income per common share:
     Basic                                          $      0.58       $       0.47      $       1.11      $     0.97
                                                   ==============    ==============    ==============    =============
     Diluted                                        $      0.57       $       0.46      $       1.09      $     0.94
                                                   ==============    ==============    ==============    =============


                         ENTERTAINMENT PROPERTIES TRUST
     RECONCILIATION OF NET INCOME AVAILABLE TO COMMON SHAREHOLDERS TO FUNDS
                              FROM OPERATIONS (A)
                      (IN THOUSANDS EXCEPT PER SHARE DATA)


                                                            THREE MONTHS ENDED JUNE 30,             SIX MONTHS ENDED JUNE 30,
                                                          ---------------------------------     ----------------------------------
                                                              2005               2004               2005                2004
                                                          --------------     --------------     -------------- --- ---------------
Net income available to common shareholders           $          14,406  $          10,350  $          27,613  $           20,314
Add: Real estate depreciation and amortization                    6,751              5,906             13,212              10,919
Add: Allocated share of joint venture depreciation                   61                 62                120                 105
                                                          --------------     --------------     --------------     ---------------
                  Basic Funds From Operations                    21,218             16,318             40,945              31,338

Add: Minority interest in net income                                 -                 375                 -                  750
                                                          --------------     --------------     --------------     ---------------
                  Diluted Funds From Operations       $          21,218  $          16,693  $          40,945  $           32,088
                                                          ==============     ==============     ==============     ===============

FFO per common share:
     Basic                                            $            0.85  $            0.73  $            1.64  $             1.49
     Diluted                                                       0.83               0.71               1.61                1.43

Shares used for computation (in thousands):
     Basic                                                       24,984             22,211             24,949              20,969
     Diluted                                                     25,475             23,551             25,429              22,411

Other financial information:
     Straight-lined rental revenue                    $             533  $             600  $           1,045  $              969



(A)  The  National   Association  of  Real  Estate  Investment  Trusts  (NAREIT)
     developed FFO as a relative non-GAAP financial measure of performance and liquidity of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is a widely used measure of the operating performance of real estate companies and is provided here as a supplemental measure to Generally Accepted Accounting Principles (GAAP) net income available to common shareholders and earnings per share. FFO, as defined under the revised NAREIT definition and presented by us, is net income, computed in accordance with GAAP, excluding gains and losses from sales of depreciable operating properties, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships, joint ventures and other affiliates. Adjustments for unconsolidated partnerships, joint ventures and other affiliates are calculated to reflect FFO on the same basis. FFO is a non-GAAP financial measure. FFO does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of the Company's operations or the Company's cash flows or liquidity as defined by GAAP.

                         ENTERTAINMENT PROPERTIES TRUST
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                                 AS OF                  AS OF
                                                             JUNE 30, 2005        DECEMBER 31, 2004
                                                           ------------------    --------------------
                                                              (unaudited)

                         ASSETS
Rental properties, net                                      $    1,215,796         $    1,121,409
Property under development                                          21,134                 23,144
Mortgage note and related accrued interest receivable               38,832                     -
Investment in joint ventures                                         2,476                  2,541
Cash and cash equivalents                                            7,214                 11,255
Restricted cash                                                     11,729                 12,794
Intangible assets, net                                              10,489                 10,900
Deferred financing costs, net                                       10,969                 12,730
Other assets                                                        22,079                 18,675
                                                           ------------------    --------------------
        Total assets                                        $    1,340,718         $    1,213,448
                                                           ==================    ====================

          LIABILITIES AND SHAREHOLDERS' EQUITY
Common dividends payable                                    $       15,764                 14,097
Preferred dividends payable                                          2,916                  1,366
Unearned rents                                                       2,827                  1,634
Other liabilities                                                    8,794                 10,070
Long-term debt                                                     644,894                592,892
                                                           ------------------    --------------------
        Total liabilities                                          675,195                620,059

Minority interests                                                   5,666                  6,049
Shareholders' equity                                               659,857                587,340
                                                           ------------------    --------------------
        Total liabilities and shareholders' equity          $    1,340,718              1,213,448
                                                           ==================    ====================



ABOUT ENTERTAINMENT PROPERTIES TRUST
Entertainment Properties Trust is the only publicly traded real estate investment trust (REIT) focused on the acquisition of high-quality real estate assets leased to leading location-based entertainment operators. Since November of 1997, EPR has acquired more than $1.3 billion of properties. The Company's common shares of beneficial interest trade on the New York Stock Exchange under the ticker symbol EPR. Entertainment Properties Trust Company contact: Jon Weis, 30 Pershing Road, Suite 201, Kansas City, Missouri 64108; 888/EPR-REIT; fax:
816/472-5794. The Company website is at WWW.EPRKC.COM.

Safe Harbor Statement: This press release includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, identified by such words as "will be," "intend," "continue," "believe," "may," "expect," "hope," "anticipate," or other comparable terms. The Company's actual financial condition, results of operations and funds from operations may vary materially from those contemplated by such forward-looking statements. A discussion of the factors that could cause actual results to differ materially from those forward-looking statements is contained in the Company's SEC filings, including the Company's annual report on Form 10-K for the year ended December 31, 2004.